Exhibit 99.1

Silverstar Holdings Receives Staff Deficiency Letter Regarding Non-Compliance with Nasdaq’s Stockholders’ Equity, Market Value or Net Income Requirements

BOCA RATON, FL – November 21, 2008 – Silverstar Holdings, Ltd. (NASDAQ: SSTR) today announced that it received a Nasdaq Staff Deficiency Letter on November 17, 2008 indicating that based on the Company’s Form 10-Q for the period ended September 30, 2008, the Nasdaq Staff determined that the Company’s stockholders’ equity was $1,781,039. In addition, as of November 14, 2008, the Nasdaq Staff determined that the market value of listed securities was $4,118,022. Finally, the Company reported net loss from continuing operations of ($24,485,917), ($2,406,621), and ($1,979,190), in its annual filings for the years ended June 30, 2008, 2007 and 2006, respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

As a result the Nasdaq Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. To facilitate their review, the Nasdaq Staff has requested that the Company provide on or before December 2, 2008, the Company’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.

The Company intends to work closely with Nasdaq to resolve the deficiency and consider available options to regain compliance with the Nasdaq listing requirements.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software that operates primarily through two wholly-owned subsidiaries: Empire Interactive, PLC and Strategy First, Inc. Empire Interactive, http://www.empireinteractive.com, is an award-winning developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut series. Empire’s products are delivered on both console and PC platforms. Strategy First, http://www.strategyfirst.com, is a worldwide publisher of entertainment software for the PC, including the award winning Disciples, Jack Keene, Jagged Alliance, and Space Empires series. For more information about Silverstar Holdings, go to http://www.silverstarholdings.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission. Key assumptions underlying the company’s guidance for future periods include continued consumer acceptance of the Wii and DS from Nintendo, Xbox 360 from Microsoft, and PSP from Sony; the ability to develop and publish products that capture market share for these next generation systems, while continuing to leverage opportunities on legacy platforms; as well as the timely delivery of the titles detailed in this release. All trademarks are the property of their respective owners.